Exhibit 10.22

GENVEC, INC.

INDEMNIFICATION AND

ADVANCEMENT OF EXPENSES AGREEMENT

This Agreement (“Agreement”) is entered into as of this 10 day of December, 2003 by and between GenVec, Inc., a Delaware corporation (the “Company”) and                     (“Indemnitee”).

RECITALS

     A. The Company and Indemnitee recognize the significant increases in the cost of liability insurance for the Company’s directors.

     B. The Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited.

     C. Indemnitee and the Company are concerned that the current protection available to Indemnitee may prove to be inadequate under the circumstances, and Indemnitee and other directors of the Company may not be willing to continue to serve in such capacities without additional protection.

     D. Under Delaware law, a director’s right to be reimbursed for the costs of defense of criminal actions, whether such claims are asserted under state or federal law, does not depend upon the merits of the claims asserted against the director and is separate and distinct from any right to indemnification the director may be able to establish, and indemnification of the director against criminal fines and penalties is permitted if the director satisfies the applicable standard of conduct.

     E. The Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company and, in part, in order to induce Indemnitee to continue to provide services to the Company, wishes to provide for the indemnification and the advancement of expenses to Indemnitee to the maximum extent permitted by law.

     F. In view of the considerations set forth above, the Company desires that Indemnitee be indemnified by the Company as set forth herein.

     NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

     1. Indemnification and Advancement of Expenses.

          (a) Indemnification. In addition to and not in substitution for Indemnitee’s rights under the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, in the event that Indemnitee was or is or becomes or is threatened to be made a party to or is otherwise involved in any threatened, asserted, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, formal or informal, inquiry or investigation whether civil, criminal, administrative, investigative or other (hereinafter a “Proceeding”) by reason of (or arising out of) (i) Indemnitee’s service as a director of the Company or (ii) Indemnitee’s service at the request of the Company as a director, trustee, officer, employee, agent or fiduciary of another corporation or of a partnership, joint venture, trust, employee benefit plan sponsored or maintained by the Company or an entity in which the Company owns more than 50% of the of the combined voting power of the entity (a “Subsidiary”), or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity (hereinafter an “Indemnifiable Claim”), the Company shall indemnify and hold harmless Indemnitee to the fullest extent permitted by law against any and all expenses (including attorney’s, professionals’ and experts’ fees and any similar fees and all other costs, expenses and obligations actually and reasonably incurred by Indemnitee in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any such Proceeding), judgments, fines, ERISA excises taxes, penalties and amounts paid in settlement of such Indemnifiable Claim (collectively, hereinafter “Expenses”), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses.

          (b) Payment of Expenses in Advance of Final Disposition. All reasonable Expenses actually incurred by Indemnitee (including attorneys’ fees, retainers and advances of disbursements required of Indemnitee) shall be paid by the Company in advance of the final disposition of any Proceeding, if so requested by Indemnitee, within thirty (30) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances. Indemnitee may submit such statements from time to time. Indemnitee’s entitlement to such Expenses shall include those incurred in connection with any Proceeding by Indemnitee seeking an adjudication or award in arbitration pursuant to this Agreement. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee in connection therewith and shall include or be accompanied by an undertaking, which need not be secured and shall be accepted without reference to Indemnitee’s ability to repay such Expenses, by or on behalf of Indemnitee, to repay any such amounts if it is ultimately determined that Indemnitee is not entitled to be indemnified against such Expenses pursuant to this Agreement or otherwise.

     2. Indemnification Procedure.

          (a) Notice, Cooperation by Indemnitee. Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified under this Agreement, give the Company notice in writing of any Proceeding against Indemnitee for which indemnification will be sought under this Agreement, provided, however, that unless the failure to notify causes material prejudice to the Company, Indemnitee’s failure to so notify the Company shall not relieve Company from its obligations to indemnify or pay Expenses under this Agreement or from any liability which the Company may otherwise have to Indemnitee. Notice to the Company shall be directed to the Chief Financial Officer of the Company at the Company’s principal offices or such other address as the Company shall designate in writing to Indemnitee. In addition, Indemnitee shall give the Company such non-privileged information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

          (b) Suit to Recover Payment Under the Agreement. If a claim for indemnification under this Agreement is not paid in full by the Company within thirty (30) days after it has been received in writing by the Company, Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under applicable law for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, Independent Counsel, as defined below, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in applicable law, nor an actual determination by the Company (including its Board of Directors, Independent Counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          (c) Indemnitee’s Expenses incurred in connection with any proceeding concerning his or her right to indemnification or advancement of Expenses in whole or in part pursuant to this Agreement shall also be indemnified by the Company regardless of the outcome of such proceeding, unless a court of competent jurisdiction determines that the material assertions made by Indemnitee in such proceeding were not made in good faith or were frivolous.

     3. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification or advancement of Expenses by the Company for some or a portion of the Expenses actually and reasonably incurred by Indemnitee in connection with an Indemnifiable Claim, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify and/or advance to Indemnitee for the portion of such Expenses to which Indemnitee is so entitled.

     4. Determination of Right to Indemnification.

          (a) To the extent that Indemnitee has been successful on the merits or otherwise in defense of any Indemnifiable Claim or portion thereof, including, without limitation, the dismissal of an action without prejudice, Indemnitee shall be indemnified against all Expenses relating to, arising out of or resulting from such Indemnifiable Claim in accordance with Section 1 and no Standard of Conduct Determination (as defined in Section 4(b) below) shall be required.

          (b) To the extent that the provisions of Section 4(a) are inapplicable to an Indemnifiable Claim that shall have been finally disposed of, any determination of whether Indemnitee has satisfied any applicable standard of conduct under Delaware law that is a legally required condition precedent to indemnification of Indemnitee hereunder against Expenses relating to, arising out of or resulting from such Indemnifiable Claim (a “Standard Of Conduct Determination”) shall be made as follows: (i) by the majority vote of the directors who are not parties to the Indemnifiable Claim, even if less than a quorum; (ii) by a committee of such directors designated by the majority vote of such directors, even if less than a quorum; (iii) if there are no such directors, or such directors so direct, by Independent Counsel (as defined below) in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee; or (iv) by the Company’s stockholders. Indemnitee will cooperate with the person or persons making such Standard of Conduct Determination, including providing to such person or persons, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.

     For purposes of this Agreement, “Independent Counsel” shall mean a law firm or a member of a law firm that neither is presently nor in the past five years has been retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s right to indemnification under this Agreement.

          (c) The Company shall use its reasonable best efforts to cause any Standard of Conduct Determination required under Section 4(b) to be made as promptly as practicable. If (i) the person or persons empowered or selected under Section 4(b) to make the Standard of Conduct Determination shall not have made a determination within thirty (30) days after the later of (A) receipt by the Company of written notice from Indemnitee advising the Company of the final disposition of the applicable Indemnifiable Claim (the date of such receipt being the “Notification Date”) and (B) the selection of an Independent Counsel, if such determination is to be made by Independent Counsel, that is permitted under the provisions of Section 4(e) to make such determination and (ii) Indemnitee shall have fulfilled its obligations set forth in the second sentence of Section 4(b), then Indemnitee shall be deemed to have satisfied the applicable standard of conduct; provided that such thirty (30)-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person or persons making such determination in good faith requires such additional time for the obtaining or evaluation or documentation and/or information relating thereto.

          (d) If (i) Indemnitee shall be entitled to indemnification hereunder against any Expenses pursuant to Section 4(a), (ii) no determination of whether Indemnitee has satisfied any applicable standard of conduct under Delaware law is a legally required condition precedent to indemnification of Indemnitee hereunder against any Expenses, or (iii) Indemnitee has been determined or deemed pursuant to Section 4(b) or (c) to have satisfied any applicable standard of conduct under Delaware law which is a legally required condition precedent to indemnification of Indemnitee hereunder against any Expenses, then the Company shall pay to Indemnitee, within five business days after the later of (x) the Notification Date in respect of the Indemnifiable Claim or portion thereof to which such Expenses are related, out of which such Expenses arose or from which such Expenses resulted and (y) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) above shall have been satisfied.

          (e) If a Standard of Conduct Determination is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board of Directors, and the Company shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected. Indemnitee may, within five (5) business days after receiving written notice of selection from the Company, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of “Independent Counsel” in Section 4(b), and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person or firm so selected shall act as Independent Counsel. If such written objection is properly and timely made and substantiated, (i) the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit and (ii) the Company may, at its option, select an alternative Independent Counsel and give written notice to Indemnitee advising Indemnitee of the identity of the alternative Independent Counsel so selected, in which case the provisions of the two immediately preceding sentences and clause (i) of this sentence shall apply to such subsequent selection and notice. If applicable, the provisions of clause (ii) of the immediately preceding sentence shall apply to successive alternative selections. If no Independent Counsel that is permitted under the foregoing provisions of this Section 4(e) to make the Standard of Conduct Determination shall have been selected within thirty (30) days after the Company gives its initial notice pursuant to the first sentence of this Section 4(e) either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware for resolution of any objection which shall have been made by Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person or firm with respect to whom all objections are so resolved or the person or firm so appointed will act as Independent Counsel. In all events, the Company shall pay all of the reasonable fees and expenses of the Independent Counsel incurred in connection with the Independent Counsel’s determination pursuant to Section 4(b).

     5. Presumption and Effects of Certain Proceedings. In making any Standard of Conduct Determination, the person or persons making such determination shall presume that Indemnitee has satisfied the applicable standard of conduct, and the Company may overcome such presumption only by its producing clear and convincing evidence to the contrary. Any Standard of Conduct Determination that is adverse to Indemnitee may be challenged by Indemnitee in the Court of Chancery of the State of Delaware. No determination by the Company (including by its directors or any Independent Counsel) that Indemnitee has not satisfied any applicable standard of conduct shall be a defense to any claim by Indemnitee for indemnification or payment of Expenses by the Company hereunder or create a presumption that Indemnitee has not met any applicable standard of conduct. For purposes of this Agreement, the termination of any Proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any applicable standard of conduct or that indemnification hereunder is otherwise not permitted.

     6. Conduct of Defense. The Company shall be entitled to participate in the defense of any Indemnifiable Claim or to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee; provided that if Indemnitee believes, after consultation with counsel selected by Indemnitee, that (a) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict, (b) the named parties in any such Indemnifiable Claim (including any impleaded parties) include both the Company and Indemnitee and Indemnitee shall conclude that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company, or (c) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Indemnifiable Claim) at the Company’s expense. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Indemnifiable Claim effected without the Company’s prior written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Indemnitee, effect any settlement of any threatened or pending Indemnifiable Claim which Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of Indemnitee from all liability on any claims that are the subject matter of such Indemnifiable Claim. Neither the Company nor Indemnitee shall unreasonably withhold its consent to any proposed settlement.

     7. Indemnification Hereunder Not Exclusive. The indemnification provided by this Agreement shall not be exclusive of, and shall be in addition to, any other rights to which Indemnitee may be entitled under the Company’s or any Subsidiary’s certificate of incorporation, bylaws or regulations, or any vote of stockholders or disinterested directors or applicable law. The indemnification provided under this Agreement shall continue as to Indemnitee for any action Indemnitee took or did not take while serving in an indemnified capacity even though Indemnitee may have ceased to serve in such capacity.

     8. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Indemnifiable Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any Company insurance policy, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Rested Bylaws or otherwise) of the amounts otherwise indemnifiable hereunder.

     9. Liability Insurance. To the extent the Company maintains liability insurance applicable to directors (“Insurance”), Indemnitee shall be named as an insured under such Insurance in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors under such Insurance. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain Insurance.

     10. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

          (a) Excluded Actions or Omissions. To indemnify or advance expenses to Indemnitee (i) for conduct which is adjudged to have been willful misconduct, knowingly fraudulent or deliberately dishonest, or (ii) from acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification under this Agreement or applicable law;

          (b) Proceedings Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to proceedings initiated or brought voluntarily by Indemnitee and not by way of defense, except (i) with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other agreement or Insurance policy or under the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws now or hereafter in effect relating to Indemnifiable Claims, or (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such proceeding, advance expense payment or insurance recovery, as the case may be;

          (c) Lack of Good Faith. To indemnify Indemnitee for any Expenses incurred by Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous; or

          (d) Proceedings Under Section 16(b). To indemnify Indemnitee for the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute, the rules and regulations promulgated thereunder, or any similar provisions of any federal, state or local statutory law.

     11. Period of Limitations. No proceeding shall be brought and no cause of action shall be asserted by or on behalf of the Company or any Subsidiary against

Indemnitee, his spouse, heirs, estate, executors or administrators after the expiration of two years from the earlier of (i) the date the Company or any Subsidiary discovers the facts underlying such cause of action, or (ii) the date the Company or any Subsidiary could have discovered such facts by the exercise of reasonable diligence; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern. Any claim or cause of action of the Company or any Subsidiary, including claims predicated upon the negligent act or omission of Indemnitee, shall be extinguished and deemed released unless asserted by filing of a legal action within such period. This section shall not apply to any cause of action which has accrued on the date hereof and of which Indemnitee is aware on the date hereof, but as to which the Company has no actual knowledge apart from Indemnitee’s knowledge.

     12. Binding Effect; Successors and Assigns.

          (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Indemnitee and his or her counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Company” for purposes of this Agreement), but shall not otherwise be assignable or delegatable by the Company.

          (b) This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by Indemnitee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, legatees and other successors.

          (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 13(a) and 13(b). Without limiting the generality or effect of the foregoing, Indemnitee’s right to receive payments hereunder shall not be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Indemnitee’s will or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 13(c), the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

          (d) This Agreement shall continue in effect with respect to Indemnifiable Claims regardless of whether Indemnitee continues to serve as a director, trustee, officer, employee, agent or fiduciary of the Company or of any other entity at the Company’s request.

     13. Separability. Each provision of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof. To the extent required, any provision of this Agreement may be modified by a court of competent jurisdiction to preserve its validity and to provide Indemnitee with the broadest possible indemnification permitted under applicable law.

     14. Entire Agreement. This Agreement, together with all exhibits hereto, constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations with respect to the subject matter hereof; provided, however, that if this Agreement, in its entirety, is held to be invalid or unenforceable for any reason, the indemnity agreement, if any, between the Company and Indemnitee which was in effect immediately prior to the execution of this Agreement shall govern.

     15. Interpretation; Governing Law; Venue. This Agreement shall be construed as a whole and in accordance with its fair meaning. Headings are for convenience only and shall not be used in construing meaning. This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws thereof. The party bringing any action under this Agreement shall only be entitled to choose the federal or state courts in the State of Delaware as the venue for such action, and each party consents to the jurisdiction of the court chosen in such manner for such action.

     16. Amendment and Termination. No amendment, waiver, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by the party against whom enforcement is sought. The indemnification rights afforded to Indemnitee hereby are contract rights and may not be diminished, eliminated or otherwise affected by amendments to the Company’s or any Subsidiary’s charter or bylaws (or similar constitutive documents) or by amendments to any agreements other than agreements executed by Indemnitee that expressly refer to this Agreement.

     17. No Personal Liability. Indemnitee agrees that no director, officer, employee, representative or agent of the Company or any of its Subsidiaries shall be personally liable for the satisfaction of the Company’s obligations under this Agreement, and Indemnitee shall look solely to the assets of the Company for satisfaction of any claims hereunder.

     18. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other.

     19. Notices. All notices, demands, requests, or other communications which may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement, shall be in writing and shall be hand delivered, sent by express mail or other overnight delivery service or mailed by registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telex or telecopy, addressed as follows:

If to the Company:

GenVec, Inc.
65 W. Watkins Mill Road
Gaithersburg, MD 20878
Attn:	Jeffrey W. Church
CFO, Treasurer & Corporate Secretary
Facsimile:	240-632-0735

If to Indemnitee:

     Each party may designate by notice in writing a new address (or substitute or additional persons) to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be mailed, sent, delivered, telefaxed or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or, with respect to a telex or telefax, the answer back being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     20. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

     21. No Construction as to Retention. Nothing contained in this Agreement shall be construed as giving indemnitee any right to be retained as a director of the Company for any period of time.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first written above.

INDEMNITEE

Name:

GENVEC, INC.

By:

Name:
Title: